Exhibit 3.1

AMENDMENT NO. 2 TO AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION

OF SERIES A CONVERTIBLE PREFERRED STOCK OF

SPECTRUM GLOBAL SOLUTIONS, INC.

This Amendment No. 2 to the Amended and Restated Certificate of Designation of the Series A Convertible Preferred Stock of Spectrum Global Solutions, Inc. (this “Amendment No. 2”), dated as of April 8, 2020 (the “Effective Date”), is entered into by Spectrum Global Solutions, Inc. (the “Company”), and the holders of all of the Series A Convertible Preferred Stock, par value $0.00001 per share, of the Company (the “Series A Preferred”) outstanding as of the Effective Date (the “Holders”).

Recitals

WHEREAS, on March 23, 2018 the Company filed the Certificate of Designation of the Series A Convertible Preferred Stock of the Company with the Secretary of State of the State of Nevada, which was amended and restated in order to increase the Stated Value of the Series A Preferred and revise the Conversion Price and filed with the Secretary of State of the State of Nevada on October 31, 2018 (such certificate, as amended and restated, the “Certificate”);

WHEREAS, on August 16, 2019, the Company filed a Certificate of Amendment to the Certificate (“Amendment No. 1”) with the Secretary of State of the State of Nevada, which further amended the terms of conversion of the Series A Preferred and included a leak out provision that limited the number of shares of Series A Preferred that could be converted into shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), during a specified period; and

WHEREAS, the Company and the Holders wish to make this Amendment No. 2 to further amend certain provisions of the Certificate, as amended by Amendment No. 1, and Section G of the Certificate provides that the Certificate may be amended with the written consent of the Holders.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, warranties, covenants, and agreements herein contained, the parties hereto agree as follows:

Agreement

1.	Defined Terms. Unless otherwise indicated herein, all terms which are capitalized but are not otherwise defined herein shall have the meaning ascribed to them in the Certificate.

2.	Amendments.

a.	Section E.1. of the Certificate is hereby deleted and replaced in its entirety with the following:

“Conversion Price. The “Conversion Price” of the Series A Preferred, before any adjustment is required pursuant to Section F, shall be $0.01 (subject to adjustment for any subdivision or combination of the Company’s outstanding shares of Common Stock) (the “Fixed Conversion Price”). However, under no circumstances shall the Fixed Conversion Price fall below $0.01. The Fixed Conversion Price may not be changed absent written agreement of the Corporation.”

b.	Section 3 of Amendment No. 1 is hereby deleted in its entirety.

3.	Ratification, Inconsistent Provisions. Except as provided herein, each of the Certificate and Amendment No. 1, is, and shall continue to be, in full force and effect and is each hereby ratified and confirmed in all respects, except that on and after the Effective Date, all references in the Certificate to “this Certificate of Designation”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Certificate shall mean the Certificate as amended by this Amendment No. 2. Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Certificate and Amendment No. 1, on the one hand, and this Amendment No. 2, on the other hand, the provisions of this Amendment No. 2 shall control and be binding.

4.	Counterparts. This Amendment No. 2 may be executed in any number of counterparts, all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto. Facsimile or other electronic transmission of a signed original version of this Amendment No. 2 shall be deemed to be the same as delivery of such original version.

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IN WITNESS WHEREOF, the Company and the Holders have each caused this Amendment No. 2 to be executed as of the date first written above by its respective officers hereunto authorized.

SPECTRUM GLOBAL SOLUTIONS, INC.

By:	/s/ Roger Ponder
	Name:	Roger Ponder
	Title:	Chief Executive Officer

HOLDER

DOMINION CAPITAL LLC

By:	/s/ Mikhail Gurevich
	Name:	Mikhail Gurevich
	Title:	Managing Member